Profile

Petroleum Development Corporation (NASDAQ: PETD) (PDC) is a rapidly growing independent oil and gas producer based in Bridgeport, W.Va. The Company's drilling and production operations are in the Rocky Mountains, Appalachian Basin, and Michigan. Approximately 82% of the Company's 2004 production was natural gas, and 72% of total production was provided by the Rocky Mountains operating area. PDC also owns and operates an Appalachian-based natural gas marketing company.

Sustained profitable growth is PDC's driving principle. Few peers can match the Company's record of increasing reserves, production and shareholder value over the past decade. We invite you to examine our 10-year comparison of key financial and operating measures on pages 16 and 18, respectively. PDC expects to continue exceptional operating and financial performance in 2005 and beyond by combining key core-area acquisitions and drilling. PDC continues to expand its technical, geological and operating expertise to generate new opportunities.

2004 Highlights

•           15th consecutive profitable year

•           97% drilling success on a record 158 gross wells

•           Record production of 12.7 billion cubic feet equivalent (Bcfe), up 21% from 2003's 10.4 Bcfe

•           Record proved reserves of 217 Bcfe, 69% in core Rocky Mountains operating area

•           Record drilling partnership sales of $100 million; $115 million in potential partnerships to be offered for sale in 2005

•           Record oil and gas sales from Company well interests of $67.9 million

•           Record Adjusted Cash Flow* of $62.5 million in 2004

•           Record sales from natural gas marketing of $93.2 million

•           Record net income of $34.1 million ($2.05 per fully diluted share)

* See note on page 17 for definition

Letter to the Shareholders

We are pleased to be able to report another year of outstanding performance for Petroleum Development Corporation. While commodity prices were key to our success, more important is our continued strong growth in the important operating categories. The combination of prices and performance generated new Company records across a variety of operating and financial measures and higher per-share prices.

Our greater market capitalization led to our inclusion during 2004 on the S&P SmallCap 600 list. In 2003, we were added to the Russell 3000 index. As a component of these indices, we enjoy increased interest from institutions in our stock, with positive effects for liquidity and share price.

Each of our four business segments contributed to our 2004 performance. We set a new record of $100 million in partnership sales in 2004. Proceeds from these partnerships along with a $50 million carryover from 2003 resulted in record revenue and profits for our Drilling and Completion segment. In fact, with the rapid increase in partnership activity, we were unable to complete all of the drilling we had planned for the Company in addition to the drilling commitments for the partnerships. We expect to be able to execute a more aggressive development program for the Company in 2005 in addition to maintaining the partnership activity at 2004 levels.

Our drilling activity continues to focus on our western properties, with the partnerships drilling in Colorado's Wattenberg and Grand Valley Fields. We are also conducting infill drilling on our NECO (northeast Colorado) properties for the Company, and we drilled the first of several planned exploratory wells in northwest Colorado. In total we drilled 158 wells with four dry holes in 2004.

In addition to drilling new wells, our development activity included 42 recompletions in Wattenberg Field on wells we purchased in 1999 and 2000. These recompletions continue to provide excellent production and economic results. We expect to begin recompletion operations on some of our earlier Colorado partnership wells in 2006. We also completed behind pipe zones on 10 wells in the Appalachian Basin.

Our 2004 production increased to record levels of 10.4 billion cubic feet (Bcf) of natural gas and 381 thousand barrels (MBbl) of oil. This represents total production of 12.7 Bcfe (1 Bbl = 6 Mcfe), up 21% from 10.4 Bcfe in 2003. Since 1999, we have increased our production at a compound annual rate of 20% per year, a record not many of our peers have matched. Despite this excellent increase, we were limited in our drilling of new wells by the tight market for drilling rigs. We plan to increase our Company drilling investment in 2005, with $80 million of our $108 million capital budget allocated to drilling projects.

Our natural gas marketing and well operations segments also made record contributions to the total results. Strong gas prices helped to improve marketing margins, and we continue to add to the properties we operate as we drill more wells for our partnerships and others.

We continue to seek growth through acquisitions that meet our economic and operating criteria. We made several offers for producing properties during 2004, but in a strong, perhaps even frothy, market other companies were willing to pay more than we were.

We expect to have other acquisition opportunities in 2005. Our cash flow exceeded our capital expenditures allowing us to pay down long-term debt to $21 million in 2004 from $53 million at year-end 2003. We enter 2005 with a very strong balance sheet and the potential for continued outstanding cash flow puts us in an excellent position to continue our growth this year. At December 31, 2004, our debt to equity ratio was an attractive 12.8%.

We are unequivocally optimistic about our many opportunities going forward. There is every indication that our drilling partnerships will continue to sell very well, as our first 2005 partnership was fully subscribed for $40 million in only a few days. By the time of the annual meeting in June, we expect to have closed a second $40 million partnership with a third partnership planned later in the year with $35 million to be offered. The majority of partnership drilling is to be conducted in Wattenberg and Grand Valley Fields.

The hot market for producing properties extends to proven undeveloped properties. As a result we believe the relative attractiveness of exploratory drilling has increased and we plan an active exploratory program in 2005 on several different prospects. While this program could create substantial value for the Company in the future, exploratory wells are accompanied by increased dry hole risk when compared to our bread and butter development wells. Under the successful efforts method of accounting we use, exploratory wells must be expensed in the period when we determine that they are not productive. A dry hole may also require expensing of acreage associated with the prospect. This could result in greater earnings volatility for the Company, even for an exploratory program that successfully develops significant new prospects for future drilling. We discuss our exploratory plans in some depth later in this report, and will keep you informed of our progress as the program advances.

On the other end of the risk scale, we will continue our participation with the partnerships in Wattenberg Field and Grand Valley Fields, and we are accelerating our Wattenberg Field recompletion work and our NECO infill drilling. We also plan to continue to seek additional producing property purchases in 2005. We will be patient and seek opportunities that add not only to our size but also to our future profitability.

It is a great time to be in the oil and gas business, but success results only from the efforts of our excellent employees. We would like to recognize the outstanding efforts of all of the Company's employees and management in 2004. Working for a rapidly growing company creates constant challenges. Our dedicated employees consistently deliver outstanding results each and every year. We would also like to commend our non-employee directors for their efforts in 2004. New governance requirements are demanding far more of their attention and time. They have been unselfish in their commitment of time, knowledge and concern to advancing Petroleum Development Corporation. The Company's success does not belong to any one of us, but to all of us.

Steven R. Williams     Thomas E. Riley

Chairman and CEO    President

            March 31, 2005

Operations Review

For management and reporting purposes, we divide the operations of Petroleum Development Corporation into four segments: Drilling and Development, Oil and Gas Sales, Natural Gas Marketing, and Well Operations. In addition, PDC realizes limited revenue from non-operating activities, principally through interest and management fees. The charts on page 7 show the relative contribution of each of these areas to PDC's revenue and pre-tax income.

Drilling and Development

Our Drilling and Development segment contributed greatly to PDC's success in 2004 as in prior years. For our size, we manage one of the country's most active drilling programs, because we develop properties not just for the Company, but also for our Company-sponsored partnerships. In 2004, we drilled 158 new wells, 157 of which were in three developmental fields in Colorado. Only four of the 157 developmental wells we drilled were not productive. We also drilled one exploratory well to test the development potential of a new area in northwest Colorado. Testing of the well was delayed until the second quarter of 2005 by environmentally based access restrictions on the federal lease during winter and spring months, so we haven't yet been able to classify the well as successful or dry.  PDC's drilling activities and their locations are discussed in more detail later in the report.

To understand how Drilling and Development operations affect the Company, it helps to think of this segment as a "service company" type activity. PDC sells interests in the wells it drills to other investors, primarily publicly registered drilling partnerships sponsored by the Company. These Company-sponsored partnerships are sold through a nationwide network of NASD investment advisors. Currently more than 140 NASD Broker/Dealers have selling agreements in place to offer the PDC Drilling Program. The partnerships have been sold in all 50 states. PDC closed four partnerships in 2004 with record subscriptions of $100 million. The 2004 total was a 28% increase from our 2003 sales of $78.3 million. The Company sold all of the interests available in the last three partnerships, and could have sold more had they been available.

PDC limits its partnership sales based on the prospect inventory and the oilfield services available in our drilling areas. We registered a total of $115 million of interests for sale in 2005. Investor interest in the partnerships has increased in the past several years as natural gas and oil prices have climbed to historically high levels. While it is impossible to predict partnership sales with certainty, based on recent results we believe it is likely that we will sell the full $115 million we plan to offer in 2005. Using our profits and other capital, we purchase an interest in each partnership for the Company. We manage the drilling of wells for the Company-sponsored partnerships and others, and charge a mark-up over the cost of drilling the wells, earning a profit on the activity. By investing the profit from managing the drilling of the wells, we can accelerate our growth of reserves and production.

PDC and its partners realize some mutual benefits through our combined efforts such as economies of scale in buying goods and services, since our combined purchases are greater than either entity could realize alone. We also have access to prospects that might not be available without the joint activity. And since we are the largest investor in each partnership, the partnership investors have greater assurance that we will drill the best wells possible. Like the 2004 Partnerships, PDC's 2005 drilling programs focus on two development areas in Colorado - Wattenberg Field in the Denver Basin to the east and Grand Valley Field in the Piceance Basin to the west.

After PDC drills and completes the wells, it continues to provide additional services to investors, including well operations and natural gas marketing.

Oil and Gas Sales

Over the years, the Company has acquired interests in producing wells through purchases of existing wells and by drilling new wells. Our financial statements reflect the results of the sale of oil and natural gas from our interest in these wells as Oil and Gas Sales. Oil and Gas Sales are determined by the amount of oil and gas produced by the Company's interest in the wells and the price we receive for the oil and gas we sell. The expenses associated with Oil and Gas Sales are the costs of operating our share of the wells (including severance and ad valorem taxes). Revenue for Oil and Gas Sales in 2004 was $67.9 million, up 44% from $47.0 million in 2003.

A key operating goal is to continue increasing our oil and natural gas production, and thus our Oil and Gas Sales. As the graph below shows, our production increased from 10.4 Bcfe to 12.7 Bcfe between 2003 and 2004, a respectable
21% increase.

The majority of our production is natural gas. In 2004, we produced a total of 10.4 Bcf of natural gas, or 82% of our total equivalent production. Oil production in 2004 was 381 MBbls, the equivalent of 2.3 Bcf. In addition to the record production results, PDC also enjoyed strong oil and gas prices during 2004. The average price we received for natural gas in 2004 increased to $5.26 per Mcf from $4.42 per Mcf in 2003, and the average price of oil sold increased to $35.13 per barrel from $29.39 per barrel in 2003.

Natural Gas Marketing

Riley Natural Gas Company (RNG), a wholly owned subsidiary of the Company, engages in marketing of natural gas for both PDC and for other oil and gas companies, primarily in Appalachia, Michigan and the NECO Area in Colorado. RNG purchases gas from producers and resells it to end users, utilities and other marketing companies. Higher volumes of gas marketed by RNG in 2004 along with higher commodity prices resulted in a revenue increase from $73 million in 2003 to $93 million in 2004. With stronger prices, RNG slightly increased its sales margin. As a result, operating income for the segment increased sharply from $689,000 to $1,324,000. RNG also provides marketing services for PDC production in its other producing areas.

Well Operations

In addition to drilling wells and marketing natural gas for others, we also provide well operating services to our partnerships and other investors and participants in wells. We charge a competitive fee for these services that allows us to earn a profit. As we continue to drill new wells for the partnerships and others, and when we acquire wells that have other owners, we continue to add to the volume of the well operating services we provide. In 2004 we recorded revenues of $8.4 million for these activities, up from $7.3 million in 2003.

Acquisitions

While not an operating segment, acquisitions help boost reserves and production. During 2003, PDC made three significant acquisitions of producing properties. These acquisitions helped PDC increase production and oil and gas sales in 2004.

With the intense interest in oil and gas properties, there were more participants and money seeking opportunities in 2004 than in prior years. As a result, we were not successful in adding to our operation through acquisitions in 2004. We will continue to look for properties that can be purchased for a price that will help us to increase the future profitability of the Company.

Areas of Operations

Petroleum Development Corporation conducts oil and natural gas operations in seven states divided by the Company into three regions; the Rocky Mountains, Appalachian Basin, and Michigan. Combined, the operations include almost 2,700 gross wells with equivalent gross proved reserves of 459 Bcfe. On average we own about 51% of the working interest in the wells. The Company has drilled most of the wells in which it owns an interest and operates nearly all of the wells.

Rocky Mountains Region

PDC's Evans, Colorado field office, about 40 miles northeast of Denver, serves as our local base of operations. Our Rocky Mountains operations focus on Wattenberg Field and the NECO area in the Denver Basin, and Grand Valley Field in the Piceance Basin. Currently we plan to continue to concentrate our 2005 development drilling activity in these three Colorado fields. We will evaluate additional acquisitions and internally generated opportunities in the Rockies to continue growing our prospect inventory for the future.

Rapid reserve and production growth in our Rocky Mountains region continued in 2004. All 157 development wells drilled by the Company in 2004 were drilled in the Rockies, and with only four dry holes. Since adding the Rockies as a new core area in 1999, we have tried to capitalize on select development opportunities. In 2004, these opportunities included recompleting old wells and drilling new development wells.

We began recompleting Wattenberg Field Codell wells in 2000 with a 10-well program. Since then we have recompleted over 100 wells with almost universally good results including 42 wells in 2004.  In 2005, we plan to recomplete as many of the remaining wells from the original purchases as possible, approximately 65 in total.

Strong energy prices also increased the attractiveness of completing behind-pipe zones in the Appalachian Basin. We opened new producing zones in 10 wells during 2004. These low-cost completions a particularly effective use of our investment dollars.

Also during 2004, we began adding to the Company's proved reserves and production through infill drilling on our NECO properties in Northeast Colorado.  We drilled a total of 20 NECO wells here in the fourth quarter 2004 and plan to drill about 70 wells in 2005.

During the fourth quarter of 2004 we drilled a 12,000' exploratory well in Sand Wash Basin in the northwest corner of Colorado. The well, with a cost to date of $4.4 million, tests the Almond Formation. Because of drilling equipment problems, we finished drilling and completion later than expected and began testing the well when winter access stipulations for the area forced us to shut down until the end of the second quarter of 2005. Until then, we can't classify the well as successful or dry. If it, or any of our exploratory wells, is dry we will be required to write off the entire investment. If that happens it will reduce our profitability for the quarter and the year.

We are continuing the exploratory program in 2005 and have additional wells are planned in our Rockies operating areas, including wells in Sand Wash Basin depending on results of initial wells. Drilling operations are currently underway on a second exploratory test well in northwestern Colorado in the Sand Wash Basin.

Denver Basin, the NECO area

Yuma & Washington Counties, Colorado and Cheyenne County, Kansas

In April 2003, PDC purchased a majority interest in almost 260 wells in Washington and Yuma counties in the eastern part of the Denver Basin, and across the state border in Kansas. In 2004, we received approval for infill drilling in Beecher Island and Republican Fields resulting in approximately 80 to 100 additional development well locations. These shallow gas wells, typically drilled on 40-acre spacing, offer low drilling and development costs and predictable results with little dry hole risk.

The NECO Area Profile

2004 Activity

•           Drilled 20 infill wells

•           Continued adding to acreage position

•           Developed new prospects for additional drilling

2005 Plans

•           Drill up to approximately 70 shallow Niobrara infill and field extension wells

•           Seek additional acquisition opportunities and undeveloped acreage

•           Identify additional new prospect areas for future development

Denver Basin / Wattenberg Field

Wattenberg Field, Weld County, Colorado

PDC began Wattenberg Field operations in the fourth quarter of 1999 with initial drilling operations, the acquisition of 53 producing wells and added another 168 producing wells in April 2000. We obtained development locations along with those acquisitions and through several other farmout agreements. While establishing our prospect inventory, we began an active Wattenberg Field development program. During 2004, we continued that program with 97 successful new wells. At the end of 2004, we had a total of 610 producing wells in Wattenberg Field, all of which we operate. Wattenberg Field continues to play a major role in our future drilling plans. We expect to drill another 80 to 90 in the field during 2005. While most new wells will be Codell Formation tests, we will include some J-Sand, D-Sand and Dakota wells.

PDC's recompletion program on some of our purchased Wattenberg Field wells is one example of how we add great value to existing production with minimal investment. Codell wells can experience substantial increases in production levels by recompleting the Codell after a five- to 10-year producing period. We continued the cost-effective recompletion program in 2004 with 42 additional recompletions, and plan to accelerate the program in 2005 with about 65 planned recompletions.

Piceance Basin / Grand Valley Field

Garfield County, Colorado

In December 1999, PDC signed a lease for the right to develop the 7,500-acre Puckett lease in Garfield County, Colorado, our first step in preparing to drill in Grand Valley. Since then, we have added to our lease position through several transactions. As a result, we have access to approximately 14,000 acres in the gas-rich Grand Valley Field of the Piceance Basin. During 2004, we drilled 36 successful new wells and no dry holes. Our 2005 drilling plans include continued development of our Grand Valley Field acreage position. We expect to drill 35 to 45 new wells in the field during 2005. Our plans call for about half of our Company and partnership investment to be directed to the area. Our extensive acreage position in the area provides us with numerous, quality drilling opportunities. Strong natural gas prices forecasted for 2005, even considering seasonal price differentials in the Rockies, provide for compelling overall economics.

Wattenberg Field Profile (20% to 40% WI)

•           Infill development drilling

•           Production targets from about 6,500' to 8,500'

•           Niobrara, Codell, J-Sand and Dakota formations

•           100 or more development locations available

•           PDC operates over 610 Wattenberg Field wells

•           Wells produce gas/oil mixture

•           Constitutes a majority of PDC's oil production

2004 Activity

•           Drilled 97 successful new wells with four dry holes

•           Strong prospect inventory

2005 Plans

•           Drill 80 to 90 new wells

•           Currently have drilling rights to more than 100  additional Wattenberg sites for 2005 and beyond

•           Seek additional acquisition opportunities and  undeveloped drilling locations

Grand Valley Field Profile (20% to 50% WI)

•           Leases on over 14,000 acres available for development as of the end of 2004

•           Well depths range from 6,000' to 10,000'

•           Williams Fork and Cameo formations

•           2,000' gross producing interval includes 150' to 300'  of net pay in numerous stacked-channel sandstone sequences

•           40-acre spacing, with infill drilling on 20s

•           PDC drilled 100th Grand Valley well in early 2005

2004 Activity

•           PDC drilled 36 successful wells and no dry holes

•           Initial producing rates for wells average about 700 Mcf/d

•           Sought additional acquisition opportunities and undeveloped drilling locations

2005 Plans

•           Drill 35 to 45 new wells (20% to 50% WI)

•           Seek additional acquisition opportunities and undeveloped acreage

Michigan Basin

Antrim Shale, Michigan

PDC commenced Michigan drilling operations in 1997. At year-end 2004, PDC had 204 producing wells in Michigan and we produced 1.76 Bcfe during 2004. No new wells were drilled in Michigan during the year. The Antrim shale is generally located at shallower depths of approximately 1,000 feet in productive areas. Economic gas reserves are found in areas of fractured shale that is initially water-filled. Dewatering is necessary before gas production can begin from fractured shale. After dewatering is complete, production peaks and the wells begin a long, gradual decline. As with Appalachian Basin wells, Michigan wells tend to enjoy long and predictable productive lives exceeding 20 years. We have no current plans for additional drilling operations in the region.

Appalachian Basin

West Virginia and Pennsylvania

In 2004, PDC's Appalachian Basin properties contributed about 14.5% of PDC's total production. Most West Virginia properties are located in the north-central part of the state in close proximity to our Bridgeport headquarters. A second concentration of Appalachian wells is located in west-central Pennsylvania, with a field office located in Mahaffey, Pa. Most of our Pennsylvania wells have been drilled or acquired since 1995.

At the end of 2004, we operated 1,476 wells in the Appalachian region. Our Appalachian region production was 1.84 Bcfe during 2004. We did not drill any wells in the region during 2004. Most PDC wells in the region are Devonian and Mississippian aged sandstones and siltstones. Low decline rates and productive lives exceeding 25 to 30 years are common, providing an excellent production base that can be accurately forecasted due to a flat, per-well decline curve. Appalachian natural gas production typically sells at a premium compared to gas produced in most other areas because of its proximity to major northeast U.S. gas markets.

During 2004, PDC's subsidiary Riley Natural Gas was involved in wholesale and retail purchases and sales of natural gas in the Appalachian area, as well as Michigan and Northeast Colorado. RNG is a natural gas marketing company operating out of our Bridgeport headquarters. RNG purchases gas from more than 100 unaffiliated producers and resells the gas to end-users and other marketers. During 2004, RNG marketed $120.3 million of natural gas, or 19 Bcf, for PDC and other producers. RNG also manages our gas marketing activities in the Rockies and our oil and natural gas hedging activities.

Michigan Basin Profile

•           Fractured shale, dewatered and produced similar to coalbed methane wells

•           PDC operates 204 wells

•           Well depths of approximately 1,000'

•           Represents about 13.9% of PDC's 2004 total production

2004 Activity

•           No new wells drilled

2004 Michigan Reserves

                        Gas (MMcf)     Oil (MBbl)

Proved Developed          24,895         52

Proved Undeveloped     630                 0

2005 Plans

•           Maximize existing production

Appalachian Basin Profile

•           PDC's original operating area

•           1,476 wells operated

•           Production from long-lived Mississippian and Devonian tight formations

•           Represents about 14.5% of PDC's 2004 total production

2004 Appalachian Reserves

            Gas (MMcf)     Oil (MBbl)

Proved Developed      41,384 48

2005 Plans

•           Additional zone completions - workovers

•           Maximize existing production

10-Year Financial Data

PDC's earnings and cash flow from operations increased to new Company records in 2004.  Several factors contributed to the increases.  Revenue and income from sales of oil and gas from Company interests in wells increased due to higher natural gas production and prices in 2004.  The average sales prices for our production in 2004 were $5.26 per Mcf of natural gas and $35.13 per barrel of crude oil.  This compares to $4.42 per Mcf of gas and $29.39 per barrel of oil in 2003.  The resulting average price per Mcfe was $5.37 in 2004 compared to $4.50 per Mcfe in 2003.  Higher natural gas prices were the main catalyst for the increase in PDC's revenue from gas marketing activities.  Drilling revenue and income from partnership activities increased in 2004 as the last three of our four partnership offerings sold out for total sales of $100 million.  We began 2005 with a carry-over of $42.5 million in undrilled partnership funds.  These wells will be drilled and completed in the first quarter of 2005. We also sold out our first 2005 partnership with $40 million in subscriptions in January.

PDC set a new annual production record of 12.7 Bcfe in 2004, a 21% increase from our 2003 production of 10.4 Bcfe. New wells and Wattenberg Field and Appalachian recompletions all contributed to healthy production growth.  The Company drilled 158 new wells in 2004 with only four dry holes. Net earnings in 2004 were $34.1 million, or $2.05 per diluted share. Our Adjusted Cash Flow from operations totaled $62.5 million in 2004. Capital expenditures during 2004 totaled $42.2 million financed with cash flow from operations. In addition strong cash flow from operations allowed us to reduce long term debt by $32 million.  At year-end, long-term debt was $21 million.

•         Adjusted Cash Flow - The United States Securities and Exchange Commission has disclosure requirements for public companies allowing references to Non-GAAP financial measures to be provided if the Company explains the relevance of the information. The Company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this annual report. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the Company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a valuable measure for estimating the value of the Company's operations.

10-Year Operating Data

Drilling success, increased production and higher reserves are the highlights of 2004's operating results. We drilled a total of 157 development wells in 2004, and all but four of them were completed as producing wells.  Production increased 21% and reserves increased 9.0% through a combination of drilling, well recompletions and acquisitions.  Higher gas and oil prices magnified the impact of increased production from a financial perspective, as the average gas price we received increased from $4.42 per Mcf in 2003 to $5.26 per Mcf in 2004. PDC continues to be one of the most active drillers among small independents. We now operate over 2,700 wells in our three core areas. Our $42.2 million capital budget in 2004 was effectively applied to increasing the assets of the Company, boosting oil and gas production to record levels of 12.7 Bcfe, a 21% from 2003's 10.4 Bcfe. Colorado provided the production jump. The production increases resulted from new wells drilled in the second half of 2003 and in 2004, recompletions of Wattenberg Field Codell wells and completion of behind pipe formations in the Appalachian Basin.